EXHIBIT 99.1

BioCryst Reports Third Quarter 2025 Financial Results and Provides Business Update

—Q3 2025 ORLADEYO net revenue of $159.1 million (+37 percent y-o-y)—

—Q3 2025 operating profit of $29.6 million (+285 percent y-o-y); non-GAAP operating profit of $51.7 million (+107 percent y-o-y); continued improvement in non-GAAP operating profit margin from strong operating leverage—

—ORLADEYO FY 2025 revenue guidance raised to between $590 to $600 million; FY 2025 non-GAAP operating expense guidance lowered to between $430 to $440 million—

—Sale of European ORLADEYO business completed; proceeds used to retire all remaining Pharmakon term debt—

—Definitive agreement signed to acquire Astria Therapeutics; transaction expected to close Q1 2026—

RESEARCH TRIANGLE PARK, N.C., Nov. 03, 2025 (GLOBE NEWSWIRE) -- BioCryst Pharmaceuticals, Inc. (Nasdaq:BCRX) today reported financial results for the third quarter ended September 30, 2025, and provided a business update.

“BioCryst’s excellent performance this quarter was driven by the continued momentum of ORLADEYO, which delivered impressive growth. We’ve recently made two strategic moves that are transformative for our company: the sale of our European ORLADEYO business, which strengthened our margins and financial position and enabled us to pay off our debt, and the proposed acquisition of Astria, which we believe gives us the incredible opportunity to help even more HAE patients and drive sustainable growth and profitability well into the next decade,” said Jon Stonehouse, Chief Executive Officer of BioCryst.

“It has been an incredible honor to lead the employees of BioCryst over these past nearly 19 years. I couldn’t be more confident in the exceptional team we have built and am excited to see them take BioCryst forward and continue to deliver innovative treatments for patients living with rare diseases.”

ORLADEYO® (berotralstat): Oral, Once-daily Treatment for Prevention of Hereditary Angioedema (HAE) Attacks

  ORLADEYO net revenue in the third quarter of 2025 was $159.1 million (+37 percent year-over-year (y-o-y)).
  New patient prescriptions in the third quarter were strong, slightly beating those in Q3 2024 despite the recent launches of new prophylactic competitors.
  The number of new prescribers of ORLADEYO in the U.S. in the third quarter was 64, exceeding our two-year quarterly average.
  Patient retention rates remained consistent with long-term trends.
  Sales from the U.S. contributed 89 percent of global ORLADEYO net revenues in the third quarter.

“ORLADEYO demand remained strong in the third quarter, with new patient adds and prescriber confidence driving continued growth. Even with the market entry of new prophylactic therapies, ORLADEYO remains the most differentiated option for patients and our commercial results are strong evidence of this. We’re not resting on our success though: we’re excited about the possibility to bring ORLADEYO granules to kids with HAE in the near-term as well as potentially expanding our HAE portfolio with navenibart. Our team’s continuing focus on execution and innovation is improving our ability to help more patients in the HAE community, now and for years to come,” said Charlie Gayer, President and Chief Commercial Officer of BioCryst.

Business Updates

  The company has selected Ron Dullinger to become its next Chief Commercial Officer, effective January 1, 2026. With decades of commercial leadership experience across rare disease, oncology, and vaccine markets, Mr. Dullinger has a proven track record of building and leading high-performing teams and delivering exceptional results. He joined the BioCryst commercial organization in 2019 as Vice President of U.S. Sales and has served most recently as Senior Vice President and General Manager of the Americas region, leading the commercialization of ORLADEYO.
  The Prescription Drug User Fee Act goal date for the company’s new drug application for ORLADEYO granules in children with HAE aged 2 to <12 is December 12, 2025. ORLADEYO would be the first targeted oral prophylactic therapy for children with HAE.
  In October, the company entered into a definitive agreement to acquire Astria Therapeutics. The proposed transaction will add Astria’s lead product candidate, navenibart, to BioCryst’s HAE portfolio. Navenibart is an injectable, long-acting, monoclonal antibody inhibitor of plasma kallikrein currently in Phase 3 clinical development for HAE prophylaxis. The transaction is expected to close in the first quarter of 2026.
  A Phase 1 trial of BCX17725, an investigational KLK5 inhibitor for the treatment of Netherton syndrome, is enrolling in healthy volunteers and patients. The company expects initial data in patients from this program by the end of the first quarter of 2026.
  A Phase 1 trial of avoralstat, an investigational plasma kallikrein inhibitor for the treatment of diabetic macular edema (DME), is enrolling in patients. The company expects initial data from this program by the end of the year and plans to seek a strategic partner for development beyond Phase 1.

Third Quarter 2025 Financial Results

For the three months ended September 30, 2025, total revenues were $159.4 million, compared to $117.1 million in the third quarter of 2024 (+36 percent y-o-y). The increase was primarily due to $159.1 million in ORLADEYO net revenue in the third quarter of 2025, compared to $116.3 million in ORLADEYO net revenue in the third quarter of 2024 (+37 percent y-o-y).

Research and development expenses for the third quarter of 2025 increased to $44.6 million from $41.1 million in the third quarter of 2024 (+9 percent y-o-y), primarily due to advancement of BCX17725 into the clinic and investigational new drug (IND)-enabling activities for pre-clinical programs. These increases were partially offset by the discontinuation and close-out of the Factor D program, a decrease in stock-based compensation, and ORLADEYO-related regulatory, safety, quality, and manufacturing expenses, previously recorded in research and development, that are now recorded in selling, general, and administrative to reflect the program’s commercial progression.

Selling, general and administrative expenses for the third quarter of 2025 increased to $83.0 million, compared to $65.1 million in the third quarter of 2024 (+27 percent y-o-y). Approximately $6.9 million of the increase was driven by transaction-related costs and stock-based compensation. Approximately $4.7 million was driven by ORLADEYO-related regulatory, safety, quality, and manufacturing expenses, previously recorded in research and development, that are now recorded in selling, general, and administrative to reflect the program’s commercial progression. The remainder was driven by the growth of ORLADEYO and general and administrative expenses.

Operating income for the third quarter of 2025 was $29.6 million, compared to $7.7 million for the third quarter of 2024. Non-GAAP operating income, excluding stock-based compensation expense and transaction-related costs, was $51.7 million for the third quarter of 2025, compared to $24.9 million for the third quarter of 2024.

Interest expense was $19.7 million in the third quarter of 2025, compared to $24.8 million in the third quarter of 2024 (-21 percent y-o-y). The decrease was primarily the result of the $125 million in partial prepayments on the outstanding principal amount under the Pharmakon Term Loan made in 2025, and the decrease in the effective interest rate related to the Pharmakon Loan Agreement.

Net income for the third quarter of 2025 was $12.9 million, or $0.06 per share, compared to a net loss of $14.0 million, or $0.07 per share, for the third quarter of 2024. Non-GAAP net income, excluding stock-based compensation expense, transaction-related costs, and loss on extinguishment of debt was $35.6 million, or $0.17 per share, for the third quarter of 2025, compared to $3.2 million, or $0.02 per share, for the third quarter of 2024.

Cash, cash equivalents, restricted cash and investments totaled $269.4 million at September 30, 2025, of which $14.8 million of cash and cash equivalents are held within the company’s European business and is reflected in current assets held for sale, compared to $351.7 million at September 30, 2024. Net cash utilization for the third quarter of 2025 was $17.8 million, which was driven by the $50 million Pharmakon prepayment made in July 2025. Excluding this prepayment, there was $32.2 million of cash generated during the quarter, primarily driven by ORLADEYO sales.

In October, the company prepaid the remaining outstanding amount under the Pharmakon term loan of $198.7 million following the closing of the sale of its European ORLADEYO business. The pro forma cash balance at September 30, 2025 was $294 million, which includes the impacts of net proceeds from the European sale and payment of associated expenses, transfer of cash from European entities, and prepayment of the remaining balance of the Pharmakon term loan and associated expenses.

Financial Outlook for 2025
The company is raising its outlook for full year 2025 global net ORLADEYO revenue to between $590 million and $600 million and lowering its outlook for 2025 non-GAAP operating expenses, excluding stock-based compensation expense and transaction-related costs, to between $430 million and $440 million. These figures exclude revenue and expenses associated with the European ORLADEYO business in the fourth quarter of 2025 as the sale of this business has been completed.

The company remains on track to deliver net income and positive cash flows for full year 2025. Positive cash flow refers to the improvement in cash, cash equivalents, restricted cash and investments from year end 2024 to year end 2025, not including the impact of debt prepayments or the sale of the European ORLADEYO business.

Conference Call and Webcast
BioCryst management will host a conference call and webcast at 8:30 a.m. ET today to discuss the financial results and provide a corporate update. The live call may be accessed by dialing 1-844-481-2942 for domestic callers and 1-412-317-1866 for international callers. A live webcast and replay of the call will be available online in the investors section of the company website at www.biocryst.com.

About BioCryst Pharmaceuticals
BioCryst is a global biotechnology company focused on developing and commercializing medicines for hereditary angioedema (“HAE”) and other rare diseases, driven by its deep commitment to improving the lives of people living with these conditions. BioCryst has commercialized ORLADEYO® (berotralstat), the first oral, once-daily plasma kallikrein inhibitor, and is advancing a pipeline of potential first-in-class or best-in-class oral small-molecule and injectable protein therapeutics for a range of rare diseases. For more information, please visit www.biocryst.com or follow us on LinkedIn.

Non-GAAP Financial Measures
The information furnished in this release includes non-GAAP financial measures that differ from measures calculated in accordance with generally accepted accounting principles in the United States of America (“GAAP”), including financial measures labeled as “non-GAAP.”

We believe providing these non-GAAP measures, which show our results with these items adjusted, is valuable and useful since they allow management and investors to better understand the company’s financial performance in the absence of certain non-cash items such as stock-based compensation and certain special events and allow investors to more accurately understand our current and past period results and more easily compare them to future results. These non-GAAP measures also correspond with the way we expect investors and financial analysts to compare our results. Our non-GAAP measures should be considered only as supplements to, and not as substitutes for or in isolation from, our other measures of financial information prepared in accordance with GAAP, such as GAAP revenue, operating income, net income, and earnings per share.

Our references to the “non-GAAP” financial measures of non-GAAP operating expenses, non-GAAP operating income, non-GAAP net income (loss), and non-GAAP net income (loss) per common share for the three and nine months ended September 30, 2024 and September 30, 2025 constitute non-GAAP financial measures. For 2024, it refers to our GAAP results, adjusted to show the results without including non-cash stock-based compensation expense. For 2025 non-GAAP operating expenses and non-GAAP operating income, it refers to our GAAP results, adjusted to show the results without including non-cash stock-based compensation expense and transaction-related costs. For 2025 non-GAAP net income and non-GAAP net income per common share, it refers to our GAAP results, adjusted to show the results without including non-cash stock-based compensation expense, transaction-related costs, and loss on extinguishment of debt. A reconciliation between GAAP and non-GAAP operating expenses, non-GAAP operating income, and non-GAAP net income (loss) is provided in the table below.

We also provide our non-GAAP operating expense outlook for full year 2025, which refers to our expected GAAP operating expense, excluding stock-based compensation expense and transaction-related costs. We have not provided a reconciliation against the comparable forward-looking GAAP measure because we are unable to predict with reasonable certainty the full amount of stock-based compensation expense or transaction-related costs for the full year 2025 without unreasonable effort. Stock-based compensation expense is uncertain and depends on various factors, including our future hiring and retention needs, as well as the future fair market value of our common stock, which is difficult to predict and subject to change. In addition, we are unable to predict with reasonable certainty the full amount of transaction-related costs as the closing of the proposed Astria acquisition is still pending and the related costs are dependent on various factors that have not yet occurred. The actual amount of stock-based compensation expense and transaction-related costs for the full year 2025 could have a material impact on GAAP reported results for the guidance period.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding future results, performance or achievements, expectations regarding pipeline development timing, expectations regarding the ORLADEYO granules, the Company’s plans for avoralstat, and statements related to BioCryst’s acquisition of Astria (the “Merger”), including the expected benefits of the Merger, anticipated timing of the closing of the Merger, the anticipated financial impact of the Merger, BioCryst’s or the combined company’s performance following the Merger, including future financial and operating results, and anticipated approval and commercialization of navenibart. These statements involve known and unknown risks, uncertainties and other factors which may cause BioCryst’s actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions, including assumptions related to the expected date of closing of the Merger and the potential benefits thereof, and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Some of the factors that could affect the forward-looking statements contained herein include: BioCryst’s ability to successfully implement or maintain its commercialization plans for ORLADEYO; BioCryst’s ability to successfully progress its pipeline development plans as described herein, including meeting the expected timelines; BioCryst’s ability to successfully implement its plans to seek a strategic partner for avoralstat; the results of BioCryst’s partnerships with third parties may not meet BioCryst’s current expectations; risks related to government actions, including that decisions and other actions, including as they relate to pricing, may not be taken when expected or at all, or that the outcomes of such decisions and other actions may not be in line with BioCryst’s current expectations; the commercial viability of ORLADEYO, including its ability to achieve sustained market acceptance and demand; ongoing and future preclinical and clinical development of product candidates may take longer than expected and may not have positive results; the outcome of preclinical testing and early clinical trials may not be predictive of the success of later clinical trials, and interim results of a clinical trial do not necessarily predict final results; BioCryst may not be able to enroll the required number of subjects in planned clinical trials of product candidates; BioCryst may not advance human clinical trials with product candidates as expected; the FDA or other applicable regulatory agency may require additional studies beyond the studies planned for products and product candidates, may not provide regulatory clearances which may result in delay of planned clinical trials, may not review regulatory filings on our expected timeline, may impose certain restrictions, warnings, or other requirements on products and product candidates, may impose a clinical hold with respect to product candidates, or may withhold, delay or withdraw market approval for products and product candidates; product candidates, if approved, may not achieve market acceptance; BioCryst’s ability to successfully commercialize its products and product candidates; BioCryst’s ability to successfully manage its growth and compete effectively; timing for achieving and sustainability of profitability and positive cash flow may not meet management’s expectations; statements and projections regarding financial guidance and goals and the attainment of such goals may differ from actual results based on market factors and BioCryst’s ability to execute its operational and budget plans; actual financial results may not be consistent with expectations, including that revenue, operating expenses and cash usage may not be within management’s expected ranges; the occurrence of any event, change or other circumstances that could give rise to the right of BioCryst or Astria to terminate the definitive agreement governing the Merger; the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the expected benefits of the Merger) and Astria stockholder approval or to satisfy any of the other conditions to the Merger on a timely basis or at all; the possibility that the anticipated benefits of the Merger, including anticipated synergies, are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where BioCryst and Astria do business; the significant indebtedness BioCryst expects to incur in connection with the Merger and the need to generate sufficient cash flows to service and repay such debt; the possibility that the Merger may be more expensive to complete than anticipated; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the completion of the Merger; and risks relating to the potential dilutive effect of shares of BioCryst common stock to be issued in the Merger. Please refer to the documents BioCryst files periodically with the Securities and Exchange Commission (the “SEC”), specifically BioCryst’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, which identify important factors that could cause actual results to differ materially from those contained in BioCryst’s projections and forward-looking statements.

BCRXW

Contact:
Investors:
investorrelations@biocryst.com

Media:
media@biocryst.com

BIOCRYST PHARMACEUTICALS, INC.
CONSOLIDATED FINANCIAL SUMMARY
(In thousands, except per share)

Statements of Operations(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues:
ORLADEYO	$159,077	$116,319	$450,157	$313,474
Other	318	766	18,125	5,704
Total revenues	159,395	117,085	468,282	319,178

Expenses:
Cost of product sales	2,187	3,211	9,553	6,175
Research and development	44,603	41,081	125,259	125,197
Selling, general and administrative	83,014	65,101	252,866	185,841
Total operating expenses	129,804	109,393	387,678	317,213
Income from operations	29,591	7,692	80,604	1,965

Other income (expense):
Interest income	2,238	3,591	7,778	11,176
Interest expense	(19,661)	(24,828)	(64,737)	(74,067)
Foreign currency gains (losses), net	35	98	(27)	(37)
Loss on extinguishment of debt	(2,740)	—	(6,911)	—
Other income	2,667	—	2,667	—
Total other expense, net	(17,461)	(21,139)	(61,230)	(62,928)

Income (loss) before income taxes	12,130	(13,447)	19,374	(60,963)
Income tax (benefit) expense	(769)	586	1,358	1,123
Net income (loss)	$12,899	$(14,033)	$18,016	$(62,086)

Net income (loss) per common share: basic	$0.06	$(0.07)	$0.09	$(0.30)
Weighted average shares of common stock outstanding: basic	210,176	206,905	209,531	206,466
Net income (loss) per common share: diluted	$0.06	$(0.07)	$0.08	$(0.30)
Weighted average shares of common stock outstanding: diluted	219,885	206,905	218,349	206,466

Balance Sheet Data(in thousands)

	September 30, 2025	December 31, 2024
	(unaudited)	Note 1
Cash, cash equivalents and investments	$252,542	$341,173
Restricted cash	1,979	1,610
Receivables	91,325	79,069
Current assets held for sale (Note 2)	29,173	—
Total assets	446,424	490,420
Secured term loan	194,366	314,869
Royalty financing obligation	476,793	513,729
Accumulated deficit	(1,752,024)	(1,770,040)
Stockholders’ deficit	(387,889)	(475,934)
Shares of common stock outstanding	210,522	208,543

Note 1: Derived from audited financial statements.
Note 2: Current assets held for sale include the assets of the Company’s European ORLADEYO Business, primarily comprised of $14,840 of cash and cash equivalents and $10,285 of trade receivables at September 30, 2025.

Reconciliation of Non-GAAP Operating Expenses, Non-GAAP Income from Operations, Non-GAAP Net Income (Loss), and Non-GAAP Diluted Earnings (Loss) Per Share (in thousands, except per share)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
As reported GAAP operating expenses	$129,804	$109,393	$387,678	$317,213
Less: Transaction-related costs	3,495	—	9,933	—
Less: Stock-based compensation expense	18,601	17,249	61,273	44,074
Non-GAAP operating expenses	$107,708	$92,144	$316,472	$273,139

GAAP income from operations	$29,591	$7,692	$80,604	$1,965
Less: Transaction-related costs	(3,495)	—	(9,933)	—
Less: Stock-based compensation expense	(18,601)	(17,249)	(61,273)	(44,074)
Non-GAAP income from operations	$51,687	$24,941	$151,810	$46,039

GAAP net income (loss)	$12,899	$(14,033)	$18,016	$(62,086)
Less: Transaction-related costs[1]	(1,378)	—	(7,816)	—
Less: Stock-based compensation expense	(18,601)	(17,249)	(61,273)	(44,074)
Less: Loss on extinguishment of debt	(2,740)	—	(6,911)	—
Non-GAAP net income (loss)	$35,618	$3,216	$94,016	$(18,012)

GAAP basic net income (loss) per common share	$0.06	$(0.07)	$0.09	$(0.30)
GAAP diluted net income (loss) per common share	$0.06	$(0.07)	$0.08	$(0.30)

Non-GAAP basic net income (loss) per common share	$0.17	$0.02	$0.45	$(0.09)
Non-GAAP diluted net income (loss) per common share	$0.16	$0.02	$0.43	$(0.09)

[1]Certain transaction-related costs were reimbursed by Neopharmed Gentili S.p.A and the reimbursement was recognized in other income.